Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

THIRD QUARTER 2016 FINANCIAL RESULTS

Englewood, Colorado, November 8, 2016 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) today reported third quarter 2016 results.  Highlights include (1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong third quarter 2016 results
▪	Revenue climbed 9% to $1.3 billion, a quarterly record
▪	Net income rose 16% to $194 million and adjusted EBITDA(2) grew 10% to $492 million
▪	SiriusXM increased 2016 revenue and adjusted EBITDA(2) guidance on October 27th
▪	SiriusXM initiated regular quarterly dividend of $0.01 per share
▪	SiriusXM’s share buyback authorization increased by $2 billion
o	Liberty Media’s ownership of SiriusXM stood at 65.5% as of October 25th
•	Attributed to Liberty Braves Group
o	Braves named Brian Snitker as manager for 2017 season
o	On-field turnaround second half of season, finishing with 37-35 record post All-Star break
•	Attributed to Liberty Media Group
o	Made minority investment in and announced agreement to acquire Formula 1 (“F1”)
o	Raised $445 million through private offering of senior debentures exchangeable into Time Warner Inc. shares to partially fund F1 minority investment

“We were thrilled to announce our planned acquisition of F1, the iconic global motorsports business.  We see tremendous opportunities and are excited for Chase Carey to bring his media and business experience to the sport,” said Greg Maffei, Liberty President and CEO.  “SiriusXM again turned in stellar results, now servicing nearly 31 million customers, and also intends to institute a quarterly dividend.  Live Nation also produced outstanding results, with record quarterly growth in operating income and adjusted operating income across each core division.  The Atlanta Braves dramatically improved on-field performance in the second half of the season and we look forward to moving to SunTrust Park in 2017.”

F1 Acquisition

On September 7, 2016, Liberty entered into two agreements relating to the acquisition of F1, a global motorsports business.  The first stock purchase agreement was completed on September 7, 2016 and provided for the acquisition of an 18.7% fully diluted minority stake in Delta Topco Limited,  the parent company of F1 (Delta Topco herein referred to as "F1"), for $746 million in cash. Also pursuant to the first purchase agreement, on October 27, 2016, Liberty acquired an additional 0.4% equity interest in F1 for approximately $13 million in cash, increasing its stake to approximately 19.1% on a fully diluted basis.  Liberty’s interest in F1 is attributed to the Liberty Media Group. Liberty expects to acquire 100% of the fully diluted shares of F1, other than a nominal number of shares held by certain F1 teams, in a closing under the second purchase agreement (and following the unwind of the first purchase agreement) during  the first quarter of 2017.  At the second closing, Liberty’s interest in F1, along with existing F1 cash and debt (which will be non-recourse to Liberty), will be attributed to the Liberty Media Group. Liberty’s minority stake in F1 is currently being accounted for as a cost investment until completion of the second closing, at which point Liberty expects to consolidate F1.

The transaction price for the acquisition represents an enterprise value for F1 of $8.0 billion and an equity value of $4.4 billion, calculated at the time of the first closing in September 2016.  The aggregate consideration is comprised of $1.1 billion in cash (which includes the cash consideration already paid to the selling shareholders under the first purchase agreement), up to 138 million newly issued shares of Liberty’s Series C Liberty Media common stock (“LMCK”) and approximately $351 million in exchangeable debt instruments to be issued by Delta Topco Limited and exchangeable into LMCK shares.  Funding for the remaining cash component of the acquisition is expected to come from cash on hand at the Liberty Media Group and liquidity from a $500 million margin loan with shares of Live Nation and Viacom common stock pledged as collateral, expected to close this week.  The newly issued LMCK shares will be subject to market co-ordination and lock-up agreements.

Liberty has agreed to use its reasonable endeavors between the first and second closing to secure commitments from certain third party investors to purchase a portion of the LMCK shares that are otherwise deliverable to the selling shareholders at a price per share no less than the LMCK transaction reference price of $21.26, subject to certain exceptions.  If shares are issued to third party investors, the proceeds of such investment (net of selling expenses) will be used to increase the cash consideration paid to the selling shareholders and the number of LMCK shares issued to selling shareholders will be reduced. Liberty Media will not retain any proceeds from any sale to third party investors.  The second closing is not conditioned upon the consummation of any third party investment.  The maximum aggregate number of LMCK shares to be issued to the selling shareholders and the third party investors at the second closing is approximately 138 million shares.

The second closing is subject to the satisfaction of certain conditions, including (i) anti-trust approval, (ii) a Liberty Media Corporation shareholder vote approving the issuance of the LMCK shares at the second closing, and (iii) certain third party consents including approval of the FIA, the F1 governing body.  It is expected that the Liberty Media Group will be renamed the Formula One Group upon completion of the second closing (subject to stockholder approval of the name change, which Liberty has agreed to use its reasonable endeavors to obtain), and the ticker symbols for the Series A, Series B and Series C Liberty Media Group tracking stocks will be changed from LMC (A/B/K), respectively, to FWON (A/B/K), respectively.

Operating Results

On April 15, 2016, Liberty Media completed the recapitalization (the “Recapitalization”) of its common stock into three new tracking stock groups: (i) the Liberty SiriusXM Group, (ii) the Liberty Braves Group and (iii) the Liberty Media Group.  For purposes of presentation herein, the assets and liabilities of Liberty Media have been allocated among the three tracking stocks as if the Recapitalization had occurred on January 1, 2015.  This is intended to supplement and enhance the information included in our prior period financial statements, but is not intended to provide a comprehensive view of what each tracking stock group's performance would have been had the Recapitalization actually occurred on such date.

LIBERTY SIRIUSXM GROUP – Liberty SiriusXM Group's revenue increased 10% to $1.3 billion in the third quarter, operating income increased 12% to $367 million and adjusted OIBDA(2) increased 7% to $482 million.  The increases in revenue, operating income and adjusted OIBDA were primarily attributable to an increase in the daily weighted average number of subscribers and an increase in SiriusXM’s average monthly revenue per subscriber due to select price changes and the mix of pricing plans. In the third quarter, $14 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone third quarter results on October 27, 2016.  For presentation purposes in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended September 30, 2016.

Highlights of SiriusXM's earnings release included the following:

•	Revenue climbed 9% in the third quarter to $1.3 billion, a quarterly record
•	Third quarter net income rose 16% to $194 million and adjusted EBITDA(2) grew 10% to $492 million
•	SiriusXM increased 2016 revenue and adjusted EBITDA(2) guidance
•	SiriusXM initiated regular quarterly dividend of $0.01 per share
•	SiriusXM’s share buyback authorization increased by $2 billion

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

LIBERTY BRAVES GROUP - Liberty Braves Group's revenue decreased $10 million to $109 million in the third quarter, operating income decreased $15 million to $1 million and adjusted OIBDA(2) decreased $14 million to $16 million.  The decreases in revenue, operating income and adjusted OIBDA were primarily due to a decline in ticket sales and broadcast revenue as a result of having fewer home games in the third quarter of 2016, with 35 home games in 2016 versus 42 home games during the same period in 2015.  In the third quarter, less than $1 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty Braves Group.

The Liberty Media Group holds an approximate 15.5% intergroup interest in the Liberty Braves Group as of October 31, 2016, discussed below. Assuming the issuance of the shares underlying the intergroup interest held by the Liberty Media Group, the Liberty Braves Group outstanding share count as of October 31, 2016 would have been 58.5 million.

The businesses and assets attributed to Liberty Braves Group consist primarily of Liberty Media’s subsidiary Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves major league baseball team, and certain assets and liabilities associated with its ballpark and mixed-use development project.

LIBERTY MEDIA GROUP – In the third quarter, the Liberty Media Group incurred $15 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

The businesses and assets attributed to Liberty Media Group consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Liberty Braves Group, including its interests in Live Nation and F1, minority equity investments in Time Warner and Viacom and an intergroup interest in the Liberty Braves Group.  There are approximately 9.1 million notional shares underlying the Liberty Media Group’s 15.5% intergroup interest in the Liberty Braves Group.

Share Repurchases

Between the reclassification of the original Liberty Capital tracking stock on March 3, 2008 and July 23, 2014, Liberty Media repurchased shares of Series A common stock for aggregate cash consideration of $2.9 billion, representing 51% of shares outstanding(3).  For the period covering the creation of the Liberty Media Series C common stock on July 24, 2014 through January 31, 2016 (prior to the creation of the Liberty SiriusXM, Liberty Braves and Liberty Media tracking stocks), Liberty Media repurchased approximately 9.2 million shares of Series A and Series C common stock, collectively, at an average cost per share of $37.96 for total cash consideration of $350 million, representing 2.7% of shares outstanding(4).  There were no repurchases of Series A or Series C Liberty Media Corporation common stock from February 1, 2016 through the Recapitalization on April 15, 2016, and there were no repurchases of Series A or Series C Liberty SiriusXM common stock, Series A or Series C Liberty Braves common stock or Series A or Series C Liberty Media common stock from April 15, 2016 through October 31, 2016.  The total remaining repurchase authorization for Liberty Media stock is approximately $1.3 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 11:00 a.m. (E.S.T.) on November 8, 2016.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.
3)	Based on shares outstanding at the time of the introduction of the original Liberty Capital stock.
4)	Based on shares outstanding as of October 31, 2014.

LIBERTY MEDIA FINANCIAL METRICS - QUARTER

	Three months ended
	September 30,
	2015	2016
	amounts in millions
Revenue
Liberty SiriusXM Group
SIRIUS XM	$1,165	$1,276
Total Liberty SiriusXM Group	1,165	1,276
Liberty Braves Group
Corporate and other	119	109
Total Liberty Braves Group	119	109
Liberty Media Group
Corporate and other	—	—
Total Liberty Media Group	—	—
Consolidated Liberty	$1,284	$1,385

Operating Income (Loss)
Liberty SiriusXM Group
SIRIUS XM	$328	$381
Corporate and other	—	(14)
Total Liberty SiriusXM Group	328	367
Liberty Braves Group
Corporate and other	16	1
Total Liberty Braves Group	16	1
Liberty Media Group
Corporate and other	(23)	(16)
Total Liberty Media Group	(23)	(16)
Consolidated Liberty	$321	$352

Adjusted OIBDA
Liberty SiriusXM Group
SIRIUS XM	$451	$490
Corporate and other	—	(8)
Total Liberty SiriusXM Group	451	482
Liberty Braves Group
Corporate and other	30	16
Total Liberty Braves Group	30	16
Liberty Media Group
Corporate and other	(8)	(13)
Total Liberty Media Group	(8)	(13)
Consolidated Liberty	$473	$485

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended September 30, 2016 to the same period in 2015.

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended September 30, 2016.

Fair Value of Corporate Public Holdings

(amounts in millions)	6/30/2016		9/30/2016
Liberty SiriusXM Group	$	N/A	$	N/A
Liberty Braves Group		N/A		N/A
Liberty Media Group
Live Nation Debt and Equity(1)		$1,661		1,938
Other Public Holdings(2)		406		420
		$2,067		$2,358
Total Liberty Media		$2,067		$2,358

(1)

Represents the fair value of debt and equity investments attributed to Liberty Media Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $746 million and $776 million as of June 30, 2016 and September 30, 2016, respectively.

(2)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2016	9/30/2016
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$526	$611
Liberty Braves Group(2)	149	109
Liberty Media Group	554	220
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$1,229	$940

Debt:
SiriusXM senior notes(3)	$6,150	$6,150
Margin loans	250	250
Other subsidiary debt(4)	16	14
Total Attributed Liberty SiriusXM Group Debt	$6,416	$6,414
Unamortized discount, fair market value adjustment and deferred loan costs	(53)	(52)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$6,363	$6,362

Liberty 1.375% cash convertible notes due 2023(5)	1,000	1,000
2.25% Exchangeable Senior Debentures due 2046(5)	—	445
Other corporate level debt	37	36
Total Attributed Liberty Media Group Debt	$1,037	$1,481
Fair market value adjustment	(6)	65
Total Attributed Liberty Media Group Debt (GAAP)	$1,031	$1,546

Atlanta Braves debt(6)	145	220
Total Attributed Liberty Braves Group Debt	$145	$220
Deferred loan costs	(8)	(9)
Total Attributed Liberty Braves Group Debt (GAAP)	$137	$211

Total Liberty Media Corporation Debt (GAAP)	$7,531	$8,119

(1)	Includes $476 million and $572 million of cash and liquid investments held at SiriusXM as of June 30, 2016 and September 30, 2016, respectively.
(2)	Includes $46 million and $36 million of cash and liquid investments held at Braves Holdings as of June 30, 2016 and September 30, 2016, respectively.
(3)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(4)	Includes SiriusXM capital leases.
(5)	Face amount of the cash convertible notes and exchangeable senior debentures with no fair market value adjustment.
(6)

Includes Atlanta National League Baseball Club, LLC borrowings, Braves Stadium Company, LLC debt to fund the construction of the new ballpark and drawdowns under various credit facilities to fund development costs for the mixed-use development.

Total cash and liquid investments attributed to Liberty SiriusXM Group increased $85 million during the quarter primarily as a result of cash from operations, partially offset by stock repurchases and capital expenditures at SiriusXM.  Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at September 30, 2016 is $572 million at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group was flat versus the prior quarter. During October 2016, Liberty refinanced its SiriusXM margin loan for a similar financial instrument with a term loan of $250 million and a $500 million undrawn line of credit, which is scheduled to mature during October 2018. 145.4 million shares of SiriusXM common stock are pledged as collateral and the previously pledged Live Nation shares were removed as collateral pursuant to this agreement. Also during October 2016, SiriusXM redeemed $650 million principal amount of its 5.875% Senior Notes due 2020 for an approximate purchase price of $669 million, including premium.  This redemption was funded with $359 million of SiriusXM’s cash and cash equivalents and $310 million of borrowings under SiriusXM’s Credit Facility

Total cash and liquid investments attributed to Liberty Braves Group decreased $40 million during the quarter primarily as a result of capital expenditures related to the construction of the new ballpark and adjacent mixed-use development, partially offset by additional borrowings.

As of September 30, 2016, approximately $496 million had been spent on the new ballpark, of which approximately $373 million of funding was provided by Cobb County and related entities and $123 million provided by the Braves.  As of September 30, 2016, approximately $238 million had been spent on the mixed-use development (including $7 million of cost towards future development phases, including purchased land cost, not reflected in currently forecasted equity contribution towards mixed-use development), of which approximately $27 million was provided by JV partners’ equity.

Total debt attributed to Liberty Braves Group increased by $75 million primarily as a result of additional borrowings, net of repayments, for funding the ballpark and mixed-use development.

Total cash and liquid investments attributed to Liberty Media Group decreased $334 million during the quarter, primarily as a result of the minority investment in F1 for $746 million in cash, which is equal to $821 million in consideration less a $75 million discount to be repaid by Liberty to selling stockholders upon completion of the second closing (as previously described).  The investment was funded by cash on hand and additional borrowings of debt, including proceeds from the completed private offering of 2.25% Exchangeable Senior Debentures exchangeable into Time Warner Inc. common stock.

Total debt attributed to Liberty Media Group increased $444 million as a result of proceeds raised from the private offering of 2.25% Exchangeable Senior Debentures to fund the previously discussed minority investment in F1.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, LMCA, LMCK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 11:00 a.m. (E.S.T.) on November 8, 2016.  The call can be accessed by dialing (844) 838-8043 or (678) 509-7480 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, the proposed acquisition of Formula 1, including its expected benefits and the anticipated timing for the second closing, other potential third party investments in LMCK shares in connection with the proposed acquisition of Formula 1, the renaming of the Liberty Media Group and the corresponding change in ticker symbols, the future financial performance of SiriusXM, future dividend issuances by SiriusXM, the continuation of our stock repurchase plan, the repurchase activity of SiriusXM, the construction of the new stadium for the Atlanta Braves and the associated mixed use development, our entry into a new margin loan arrangement and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, satisfaction of conditions to the proposed acquisition of Formula 1, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the competitive position of SiriusXM versus other radio and audio entertainment providers, the ability of SiriusXM to attract and retain subscribers, the dependence of SiriusXM upon the auto industry, general economic conditions, the failure of SiriusXM’s satellites, the interruption or failure of SiriusXM’s information and communication systems, the security of personal customer information, royalties SiriusXM pays for music rights (which increase over time), the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of Liberty Media’s Series C Liberty Media common stock or any other series of its common stock.  Liberty Media stockholders and other investors are urged to read the proxy statement (a preliminary filing of which has been made with the SEC) because it will contain important information relating to the proposed acquisition of Formula 1.  Copies of Liberty Media’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in the Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition of Formula 1.  Information regarding the directors and executive officers of Liberty Media is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing (a preliminary filing of which has been made with the SEC).  Free copies of these documents may be obtained as described in the preceding paragraph.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

September 30, 2016 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$611	109	220	—	940
Trade and other receivables, net	233	39	2	—	274
Other current assets	236	16	6	—	258
Total current assets	1,080	164	228	—	1,472
Intergroup interest in the Liberty Braves Group	—	—	158	(158)	—
Investments in available-for-sale securities and other cost investments	—	8	1,241	—	1,249
Investments in affiliates, accounted for using the equity method	165	56	935	—	1,156

Property and equipment, at cost	2,038	783	159	—	2,980
Accumulated depreciation	(703)	(46)	(68)	—	(817)
	1,335	737	91	—	2,163

Intangible assets not subject to amortization
Goodwill	14,165	180	—	—	14,345
FCC licenses	8,600	—	—	—	8,600
Other	930	143	—	—	1,073
	23,695	323	—	—	24,018
Intangible assets subject to amortization, net	1,001	69	—	—	1,070
Other assets, at cost, net of accumulated amortization	156	12	294	(27)	435
Total assets	$27,432	1,369	2,947	(185)	31,563

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(6)	(1)	7	—	—
Accounts payable and accrued liabilities	732	66	26	—	824
Current portion of debt	609	—	—	—	609
Deferred revenue	1,811	27	—	—	1,838
Other current liabilities	3	—	12	—	15
Total current liabilities	3,149	92	45	—	3,286
Long-term debt	5,753	211	1,546	—	7,510
Deferred income tax liabilities	1,952	37	47	(27)	2,009
Redeemable intergroup interest	—	158	—	(158)	—
Other liabilities	279	431	55	—	765
Total liabilities	11,133	929	1,693	(185)	13,570
Equity / Attributed net assets	10,026	425	1,254	—	11,705
Noncontrolling interests in equity of subsidiaries	6,273	15	—	—	6,288
Total liabilities and equity	$27,432	1,369	2,947	(185)	31,563

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended September 30, 2016 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,069	—	—	1,069
Other revenue	207	109	—	316
Total revenue	1,276	109	—	1,385
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	273	—	—	273
Programming and content	90	—	—	90
Customer service and billing	95	—	—	95
Other	31	—	—	31
Subscriber acquisition costs	121	—	—	121
Other operating expenses	18	78	—	96
Selling, general and administrative	202	18	15	235
Depreciation and amortization	79	12	1	92
	909	108	16	1,033
Operating income (loss)	367	1	(16)	352
Other income (expense):
Interest expense	(93)	—	(5)	(98)
Share of earnings (losses) of affiliates, net	2	2	33	37
Realized and unrealized gains (losses) on financial instruments, net	—	—	7	7
Unrealized gains (losses) on intergroup interest	—	(25)	25	—
Other, net	1	1	3	5
	(90)	(22)	63	(49)
Earnings (loss) from continuing operations before income taxes	277	(21)	47	303
Income tax (expense) benefit	(127)	(1)	(6)	(134)
Net earnings (loss)	150	(22)	41	169
Less net earnings (loss) attributable to the noncontrolling interests	54	—	—	54
Net earnings (loss) attributable to Liberty stockholders	$96	(22)	41	115

Programming and content	6	—	—	6
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	3	—	—	3
Selling, general and administrative	25	3	2	30
Stock compensation expense	$36	3	2	41

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended September 30, 2015 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$969	—	—	969
Other revenue	196	119	—	315
Total revenue	1,165	119	—	1,284
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	239	—	—	239
Programming and content	68	—	—	68
Customer service and billing	94	—	—	94
Other	33	—	—	33
Subscriber acquisition costs	133	—	—	133
Other operating expenses	18	75	—	93
Selling, general and administrative	170	17	20	207
Depreciation and amortization	82	11	3	96
	837	103	23	963
Operating income (loss)	328	16	(23)	321
Other income (expense):
Interest expense	(80)	(1)	(3)	(84)
Share of earnings (losses) of affiliates, net	1	2	26	29
Realized and unrealized gains (losses) on financial instruments, net	—	—	(200)	(200)
Other, net	—	—	4	4
	(79)	1	(173)	(251)
Earnings (loss) from continuing operations before income taxes	249	17	(196)	70
Income tax (expense) benefit	(97)	(7)	75	(29)
Net earnings (loss)	152	10	(121)	41
Less net earnings (loss) attributable to the noncontrolling interests	63	—	—	63
Net earnings (loss) attributable to Liberty stockholders	$89	10	(121)	(22)

Programming and content	5	—	—	5
Customer service and billing	1	—	—	1
Other	2	—	—	2
Other operating expenses	5	—	—	5
Selling, general and administrative	28	3	12	43
Stock compensation expense	$41	3	12	56

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2016 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$471	(22)	289	738
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	235	30	7	272
Stock-based compensation	90	7	12	109
Share of (earnings) loss of affiliates, net	(11)	(6)	(26)	(43)
Unrealized (gains) losses on intergroup interest, net	—	(2)	2	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	33	33
Deferred income tax expense (benefit)	319	(10)	98	407
Intergroup tax allocation	(9)	(4)	13	—
Intergroup tax (payments) receipts	2	7	(9)	—
Other charges (credits), net	27	3	5	35
Changes in operating assets and liabilities
Current and other assets	6	(39)	4	(29)
Payables and other liabilities	67	55	7	129
Net cash provided (used) by operating activities	1,197	19	435	1,651
Cash flows from investing activities:
Investments in and loans to cost and equity investees	—	(13)	(749)	(762)
Cash proceeds from sale of investments	—	—	61	61
Proceeds (payments) on financial instruments, net	—	—	(1)	(1)
Capital expended for property and equipment	(132)	(185)	(1)	(318)
Purchases of short term investments and other marketable securities	—	—	(258)	(258)
Sales of short term investments and other marketable securities	—	—	273	273
Other investing activities, net	(4)	(27)	26	(5)
Net cash provided (used) by investing activities	(136)	(225)	(649)	(1,010)
Cash flows from financing activities:
Borrowings of debt	1,387	194	438	2,019
Repayments of debt	(749)	(126)	(1)	(876)
Intergroup (payments) receipts	8	(34)	26	—
Shares repurchased by subsidiary	(1,225)	—	—	(1,225)
Proceeds from Liberty Braves common stock rights offering	—	203	—	203
Taxes paid in lieu of shares issued for stock-based compensation	(34)	—	(9)	(43)
Other financing activities, net	51	65	(96)	20
Net cash provided (used) by financing activities	(562)	302	358	98
Net increase (decrease) in cash and cash equivalents	499	96	144	739
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$611	109	220	940

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2015 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$328	(9)	(160)	159
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	240	25	7	272
Stock-based compensation	115	5	27	147
Share of (earnings) loss of affiliates, net	3	(6)	11	8
Realized and unrealized (gains) losses on financial instruments, net	—	—	188	188
Deferred income tax expense (benefit)	225	(5)	(122)	98
Intergroup tax allocation	(3)	2	1	—
Intergroup tax (payments) receipts	—	1	(1)	—
Other charges (credits), net	16	3	1	20
Changes in operating assets and liabilities
Current and other assets	(154)	12	1	(141)
Payables and other liabilities	113	(8)	37	142
Net cash provided (used) by operating activities	883	20	(10)	893
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	24	151	175
Proceeds (payments) from settlement of financial instruments, net	—	—	(88)	(88)
Capital expended for property and equipment	(91)	(84)	(1)	(176)
Purchases of short term investments and other marketable securities	—	—	(51)	(51)
Sales of short term investments and other marketable securities	—	—	231	231
Other investing activities, net	—	(10)	(30)	(40)
Net cash provided (used) by investing activities	(91)	(70)	212	51
Cash flows from financing activities:
Borrowings of debt	1,579	200	—	1,779
Repayments of debt	(688)	(130)	—	(818)
Intergroup (payments) receipts	9	—	(9)	—
Repurchases of Liberty common stock	—	—	(303)	(303)
Shares repurchased by subsidiary	(1,648)	—	—	(1,648)
Taxes paid in lieu of shares issued for stock-based compensation	(39)	—	(12)	(51)
Other financing activities, net	—	—	4	4
Net cash provided (used) by financing activities	(787)	70	(320)	(1,037)
Net increase (decrease) in cash and cash equivalents	5	20	(118)	(93)
Cash and cash equivalents at beginning of period	148	11	522	681
Cash and cash equivalents at end of period	$153	31	404	588

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Liberty Braves Group and the Liberty Media Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended September 30, 2015 and September 30, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q15	3Q16
Liberty SiriusXM Group
Revenue	$1,165	$1,276

Adjusted OIBDA	451	482
Depreciation and amortization	(82)	(79)
Stock compensation expense	(41)	(36)
Operating Income	$328	$367

Liberty Braves Group
Revenue	$119	$109

Adjusted OIBDA	30	16
Depreciation and amortization	(11)	(12)
Stock compensation expense	(3)	(3)
Operating Income	$16	$1

Liberty Media Group
Revenue	$—	$—

Adjusted OIBDA	(8)	(13)
Depreciation and amortization	(3)	(1)
Stock compensation expense	(12)	(2)
Operating Income	$(23)	$(16)

Liberty Media Corporation (Consolidated)
Revenue	$1,284	$1,385

Adjusted OIBDA	473	485
Depreciation and amortization	(96)	(92)
Stock compensation expense	(56)	(41)
Operating Income	$321	$352

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is one of the primary Non-GAAP financial measures SiriusXM uses to
(i) evaluate the performance of their on-going core operating results period over period, (ii) base their internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable):
(i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of their business.  SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of their operating performance, which provides useful information about the business apart from the costs associated with their capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing their results and comparing their operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. Because of large capital investments in SiriusXM’s satellite radio system, their results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business.  SiriusXM also believes the exclusion of settlements related to the historical use of pre-1972 sound recordings and loss on disposal of assets is useful as it does not represent an expense incurred as part of normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in their unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	September 30,
	2016	2015
($ in thousands)
Net income:	$193,901	$166,550
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Share-based payment expense	30,020	23,393
Depreciation and amortization	67,880	70,404
Interest expense	89,092	76,624
Other income	(2,370)	(4,133)
Income tax expense	111,556	112,543
Adjusted EBITDA	$491,892	$447,194